Exhibit 1.1



                                          April 6, 1998


Mr. Richard Bennett
President & Chief Executive Officer
Gouverneur Savings & Loan Association
42 Church Street
Gouverneur, NY 13642

Dear Mr. Bennett:

   First Albany Corporation ("FAC") is pleased to act as reorganization agent and investment banker to Gouverneur Savings & Loan Association (the "Bank") in connection with the Bank's mutual holding company reorganization (the "Reorganization"), including the offer and sale of up to forty-nine (49%) percent of the shares of the Common Stock of the Bank (the "Common Stock") to the Bank's eligible account holders in a Subscription Offering, to members of the Bank's community in a Direct Community Offering and, under certain circumstances, to the general public which may include a Syndicated Community Offering (collectively, the "Offerings"). For purposes of this letter, the term "Actual Purchase Price" shall mean the price at which the shares of the Common Stock are sold in the Reorganization. This letter is to confirm the terms and conditions of our engagement.

ADVISORY SERVICES

     FAC will act as a consultant and advisor to the Bank and the mutual holding company to be formed in the reorganization (the "Holding Company") and will work with the Bank's management, counsel, accountants and other advisors in connection with the Reorganization and the Offerings. We anticipate that our services will include the following, each as may be necessary and as the Bank may reasonably request:

     1. Consulting as to the securities marketing implications of any aspect of the Plan of Reorganization or related corporate documents;

     2. Reviewing with the Board of Directors of the Holding Company and the Board of Directors of the Bank the independent appraiser's appraisal of the Common Stock;

     3. Reviewing all offering documents, including the offering circular, stock order forms and related offering materials (it being understood that preparation and filing of such documents will be the responsibility of the Bank and the Holding Company and their counsel);

     4. Assisting in the design and implementation of a marketing strategy for the Offerings;

     5. Assisting the Bank in connection with listing the Common Stock on a national securities exchange or the Nasdaq stock market; and acting as a market maker;



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Gouverneur Savings & Loan Association
April 6, 1998
Page 2


     6.   Assisting in obtaining regulatory approvals;

     7. Assisting Bank management in scheduling and preparing for meetings with potential investors and broker-dealers;

     8.   Assisting in the solicitation of voting members' proxies;

     9. Providing support for the administration and processing of orders for Common Stock and establishing staffing and operating a Stock Center on site at the Bank or other selected location;

     10. Providing such financial and other general advice and assistance as may be requested to promote the successful completion of the Reorganization; and

     11. FAC will provide, at no extra charge, assistance with respect to the investment of Offering proceeds for a term of one year following Reorganization.

   FAC retains the right to contract with an outside entity or entities for some or all of the operational and logistical services required for a successful reorganization. The cost of such services shall be the sole responsibility of FAC. Such services shall not be contracted for without the Bank's prior written consent.

PUBLIC OFFERING

   If any shares of the Common Stock remain available after the expiration of the Subscription Offering and the Direct Community Offering, if any, at the request of the Bank and subject to the continued satisfaction of the conditions set forth in the second paragraph under the caption "Definitive Agreement" below, FAC will seek to sell such shares in a public offering which may include use of a syndicate of registered dealers to assist in the sale of such Common Stock in a Syndicated Community Offering on a best efforts basis, subject to the terms and conditions set forth in a selected dealers agreement. FAC will assist in negotiating the underwriting fees to be paid by the Bank under any such selected dealers agreement to an amount competitive with gross underwriting discounts charged at such time for underwritings of comparable amounts of stock sold at a comparable price per share in a similar market environment, but such discount shall not exceed 4.5%. FAC will endeavor to distribute the Common Stock among dealers in a fashion which best meets the distribution objectives of the Bank and the requirements of the Plan of Reorganization, which may result in limiting the allocation of stock to certain selected dealers. It is understood that in no event shall FAC be obligated to act as a selected dealer or to take or purchase any shares of the Common Stock.

FEES

   The Bank agrees to pay FAC for its services hereunder the cash fees set forth:

   Stock Reorganization Agent

     1. A Reorganization agent fee of $15,000 with $7,500 payable upon execution of this letter and commencement of our services; $2,500 payable upon regulatory approval of the Reorganization; and the balance payable after the Special Meeting of Members or the termination of the Reorganization, whichever is sooner. In the event of a recision or resolicitation, an additional fee of $2,500 for resolicitation of stock subscriptions would be payable.



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Gouverneur Savings & Loan Association
April 6, 1998
Page 3


   Marketing Fee

     2. A marketing fee of one hundred and five thousand ($105,000) payable as follows; $20,000 upon execution of this letter and the commencement of our engagement, and the balance upon closing. This fee covers all advisory services, due diligence, training, proxy solicitation and marketing services.

   If (i) FAC's engagement hereunder is terminated for any of the reasons provided for under the second paragraph of the section of this letter captioned "Definitive Agreement," or (ii) the Reorganization is terminated by the Bank, no fees shall be payable by the Bank to FAC hereunder; however, the Bank shall reimburse FAC for its reasonable out-of-pocket expenses incurred in connection with its engagement hereunder as provided in the section of this letter captioned "Costs and Expenses".

COSTS AND EXPENSES

   In addition to any fees that may be payable to FAC hereunder and the expenses to be borne by the Bank pursuant to the following paragraph, the Bank agrees to reimburse FAC, upon request made from time to time, for its reasonable out-of-pocket expenses incurred in connection with its engagement hereunder, regardless of whether the Reorganization is consummated, including, without limitation, legal fees, advertising, promotional, syndication, and travel expenses; provided, however, that FAC shall document such expenses to the reasonable satisfaction of the Bank and that reimbursable out-of-pocket expenses shall not exceed $15,000 and legal expenses shall not exceed $25,000 without prior written Bank approval. The provisions of this paragraph are not intended to apply to or in any way impair the indemnification provisions of this letter.

   As is customary, the Bank wilt bear all other expenses incurred in connection with the Reorganization and the Offerings, including, without limitation, (i) the cost of obtaining all securities and bank regulatory approvals, including any required NASD filing fees; (ii) the cost of printing and distributing the offering materials; (iii) the costs of blue sky qualification (including fees and expenses of blue sky counsel) of the shares in the various states; (iv) listing fees; and (v) all fees and disbursements of the Bank's and the Holding Company's counsel, accountants, and other advisors. In the event FAC incurs any such fees and expenses on behalf of the Bank or the Holding Company, the Bank will reimburse FAC for such fees and expenses whether or not the Reorganization is consummated; provided, however, that FAC shall not incur any expenses in excess of $2,500 on behalf of the Bank or the Holding Company pursuant to this paragraph without the prior written approval of the Bank.

DUE DILIGENCE REVIEW

   FAC's obligation to perform the services contemplated by this letter shall be subject to the satisfactory completion of such investigation and inquiries relating to the Bank and the Holding Company, and their respective directors, officers, agents and employees, as FAC and its counsel in their sole discretion may deem appropriate under the circumstances. In this regard, the Bank agrees that, at its expense, it will make available to FAC all information which FAC requests, and will allow FAC the opportunity to discuss with the Bank's and the Holding Company's management the financial condition, business and operations of the Bank and the Holding Company, The Bank and the Holding Company acknowledge that FAC will rely upon the accuracy and completeness of all information received from the Bank and the Holding Company and their directors, officers, employees, agents, independent accountants and counsel.



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Gouverneur Savings & Loan Association
April 6, 1998
Page 4


BLUE SKY MATTERS

   The Bank agrees that if FAC's counsel does not serve as counsel with respect to blue sky matters in connection with the Offerings, the Bank will cause the counsel performing such services to prepare a Blue Sky Memorandum related to the Offerings including FAC's participation therein and shall furnish FAC a copy thereof addressed to FAC or upon which such counsel shall state FAC may rely.

CONFIDENTIALITY

   Other than disclosure to other firms made part of any syndicate of selected dealers or as required by law or determination of its counsel, FAC agrees that it will not disclose any data, documents, materials or other information relating to the Bank, the Holding Company and their condition, business or operations ("Confidential Information") obtained in connection with its engagement hereunder (whether or not the Reorganization is consummated). As used in this paragraph, the term "Confidential Information" shall not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by FAC, (ii) was available to FAC on a nonconfidential basis prior to its disclosure to FAC by the Bank, or (iii) becomes available to FAC on a non-confidential basis from a person other than the Bank, the Holding Company and their respective directors, trustees, offerees, agents and employees, who is not otherwise known to FAC to be bound not to disclose such information pursuant to a contractual, legal or fiduciary obligation.

INDEMNIFICATION

   The obligation of the parties under this paragraph shall survive termination of this agreement and consumation of the Reorganization. FAC and the Bank have entered into a separate letter agreement, dated the date hereof, providing for the indemnification of FAC by the Bank in connection with FAC's engagement hereunder (the "Indemnification Letter"). The Indemnification Letter shall survive termination of this agreement and shall be superceded by the indemnification provisions of the Agency Agreement described in the following section of this letter captioned "Definitive Agreement".

DEFINITIVE AGREEMENT

   FAC and the Bank agree that (a) except as set forth in clause (b), the foregoing represents the general intention of the Bank and FAC with respect to the services to be provided by FAC in connection with the Offerings, which will serve as a basis for FAC commencing activities, and (b) the only legal and binding obligations of the Bank, the Holding Company and FAC with respect to the subject matter hereof shall be (1) the Bank's obligation to reimburse costs and expenses pursuant to the section captioned "Costs and Expenses," (2) these set forth under the captions "Confidentially" and "Indemnification and (3) as those set forth in a duly negotiated and executed definitive Agency Agreement to be entered into prior to the commencement of the Subscription Offering relating to the services of FAC in connection with the Offerings. Such Agency Agreement shall be in the form and content satisfactory to FAC, the Bank and the Holding Company and their respective counsel and shall contain standard indemnification provisions consistent herewith.

   FAC's execution of such Agency Agreement shall also be subject to (i) FAC's satisfaction with its investigation of the Bank's business, financial condition and results of operations, (ii) preparation of offering materials that are satisfactory to FAC and its counsel, (iii) compliance with all relevant legal and regulatory requirements to the reasonable satisfaction of FAC's counsel,
(iv) agreement that the price established by the independent appraiser is reasonable and (v) market conditions at the time of the proposed offering. FAC may terminate this agreement if such Agency Agreement is not entered into prior to December 31, 1998.



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Gouverneur Savings & Loan Association
April 6, 1998
Page 5


MISCELLANEOUS

   THIS LETTER AGREEMENT AND THE RELATED INDEMNIFICATION LETTER REFERRED TO ABOVE SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO SUCH STATE'S RULES CONCERNING CONFLICTS OF LAWS. ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM OR PROCEEDING RELATED TO OR ARISING OUT OF THIS ENGAGEMENT, OR ANY TRANSACTION OR CONDUCT IN CONNECTION HEREWITH, IS WAIVED. FAC, THE BANK AND THE HOLDING COMPANY IRREVOCABLY SUBMIT TO THE JURISDICTION OF ANY NEW YORK COURT HAVING JURISDICTION OVER ANY CLAIM, DISPUTE, OR CONTROVERSY ARISING OUT OF THIS LETTER AGREEMENT.

   The Bank is a sophisticated business enterprise that has retained FAC for the limited purposes set forth in this letter agreement, and the parties acknowledge and agree that their respective rights and obligations are contractual in nature.

   Please confirm that the foregoing correctly sets forth our agreement by signing and returning to FAC the duplicate copy of this letter enclosed herewith.


                                         Very truly yours,
                                         FIRST ALBANY CORPORATION

                                         /s/ JOHN J. PUIG
                                         --------------------------
                                         By: John J. Puig
                                             Senior Vice President



Accepted and agreed to as of the date first above written:

Gouverneur Savings & Loan Association

/s/ RICHARD BENNETT
----------------------------------------
By: Richard Bennett
    President and Chief Executive Officer




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                      Gouverneur Savings & Loan Association
                                42 Church Street
                              Gouverneur, NY 13462



                                                     April 6, 1998




First Albany Corporation
30 South Pearl Street
Albany, NY  12207

Attn:    Mr. John J. Puig
         Senior Vice President


Ladies and Gentleman:

      In connection with your engagement to advise and assist us as described in your letter dated the date hereof, including modifications or future additions to such engagement and related activities prior to this date (the "Engagement"), we agree that we will indemnify and hold harmless you and your affiliates, any director, officer, agent or employee of you or any of your affiliates and each other person, if any, controlling you or any of your affiliates (hereinafter collectively referred to as "you" and "your"), to the full extent lawful, from and against, and that you shall have no liability to us or our owners, parents, creditors or security holders for, any losses, expenses, claims or proceedings including shareholder actions (hereinafter collectively referred to as "losses") related to or arising out of such engagement or any transaction or conduct in connection therewith; provided, however, that we shall not be liable to any person with respect to any losses that are finally judicially determined to have resulted primarily from such person's bad faith or gross negligence

      In the event that the foregoing indemnity is unavailable for public policy reasons as determined by a court of competent jurisdiction or otherwise, then we shall contribute to amounts paid or payable by you in respect of such losses, in the proportion that our interest bears to your interest in the matters contemplated by the Engagement. Our interest shall be deemed to be an amount equal to the proposed or actual consideration (including cash and the value of securities and other property) to be paid or received by us and your interest shall be deemed to be an amount equal to the fees actually paid to you in connection with such engagement. If, however, the allocation provided by the immediately preceding sentence is not permitted by applicable law or is otherwise unavailable, then we shall contribute to such amount paid or payable by you in such proportion as is appropriate to reflect not only such relative interests but also the relative fault of us on the one hand and you on the other hand in connection with the matters as to which such losses relate and other equitable considerations. Relative fault shall be determined by reference to, among other things, whether any alleged untrue statement or omission or any other alleged conduct relates to information provided by us or other conduct by us (or our employees or other agents) on the one hand or by you on the other hand. You and we agree that it would not be just and equitable if contribution were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above.

       You shall notify us of the commencement of any action for which indemnification is sought hereunder if we are not a party to such action, but the failure so to notify us will not relieve us from liability hereunder unless and to the extent we did not otherwise learn of such action and such failure results in the forfeiture by us of substantial rights and defenses, and will not in any event relieve us from any obligations to you other than the indemnification obligation provided herein.

      We agree that we will not, without the prior written consent of First Albany Corporation, settle any pending or threatened claim or proceeding related to or arising out of the Engagement (whether or not you are a party to such claim or proceeding) unless such settlement includes a provision unconditionally releasing you from and holding you

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harmless against all liability in respect of claims by any releasing party related to or arising out of such engagement or any transaction or conduct in connection therewith. We will also promptly reimburse you for all expenses (including reasonable counsel fees) as they are incurred by you in connection with investigating, preparing or defending, or providing evidence in, any pending or threatened claim or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not you are a party to such claim or proceeding) or in enforcing this agreement.

      We shall be entitled to assume the defense of any action for which indemnification is sought hereunder with counsel of our choice at our expense (in which case we shall not thereafter be responsible for the fees and expenses of any separate counsel retained by you except as set forth below), provided, however, that such counsel shall be satisfactory to you. Notwithstanding our election to assume the defense of such action, you shall have the right to employ separate counsel and to participate in the defense of such action, and we shall bear the reasonable fees, costs and expenses of such separate counsel if
(i) the use of counsel chosen by us to represent you would present such counsel with a conflict of interest; (ii) the actual or potential defendants in, or targets of, any such action include both us and you, and you shall have reasonably concluded that there may be legal defenses available to you which are different from or additional to those available to us (in which case we shall not have the right to assume the defense of such action on your behalf); (iii) we shall not have employed counsel satisfactory to you to represent you within a reasonable time after notice of the institution of such action; or (iv) we shall authorize you to employ separate counsel at our expense.

      The foregoing agreement shall be in addition to any rights that you may have at common law or otherwise. Solely for purposes of enforcing this agreement, we hereby consent to personal jurisdiction, service and venue in any court of competent jurisdiction within the State of New York.. ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM OR PROCEEDING RELATED TO OR ARISING OUT OF SUCH ENGAGEMENT, ANY TRANSACTION OR CONDUCT IN CONNECTION THEREWITH OR THIS AGREEMENT IS WAIVED. This agreement shall remain in full force and effect following the termination of such engagement; provided, however, that this agreement will expire upon the execution of a Definitive Agreement (as defined in the letter of Engagement) containing customary indemnification provisions. This agreement shall be binding on any successors and assigns of ours. This letter shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of law.

                                   Very truly yours,

                                     Gouverneur Savings & Loan Association



                                    By:   ____________________________________
                                          Name:  Richard Bennett
                                          Title: President and Chief
                                                  Executive Officer

Accepted:

FIRST ALBANY CORPORATION


By:   ___________________________
      Name:  John J. Puig
      Title: Senior Vice President

Date: ___________________________